      							OMB Number	3235-0287
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FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	Gruber, Jon      D.    , 50 Osgood Place, San Francisco, CA, 94133
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol  Kushner Locke Company
(KLOC)

3.	IRS or Social Security Number of Reporting Person (Voluntary)
________

4.	Statement for Month/Year 8/99______

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			__X_ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	_X_ Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person
												SEC 1474 (7-
96)

FORM 4 (continued)							Page _2_ of _9_ Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/4/99_________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,000__		(A) or (D)  ___A___		Price 4.44_________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	151,300___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
_______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	______________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/5/99_________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __2,000_	(A) or (D)  ___A___		Price 4.26___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	151,300_____________________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
______D________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/11/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

FORM 4 (continued)							Page _3_ of _9_ Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,500_		(A) or (D)  ___A___		Price 3.97___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	151,300____________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
______D________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/11/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,800_		(A) or (D)  ___A___		Price 3.92___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	151,300____________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
______D________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/13/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,000___		(A) or (D)  ___A___		Price
4.00__________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	151,300__________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________

FORM 4 (continued)							Page _4_ of _9_ Pages

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/18/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 8,500__		(A) or (D)  ___A___		Price 5.80___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	151,300____________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	______________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/19/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 4,500__		(A) or (D)  ___A___		Price 5.72___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	151,300____________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
_______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/20/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 4,700__		(A) or (D)  ___A____		Price
5.59_______________

FORM 4 (continued)							Page _5_ of _9_ Pages

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	151,300___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/4/99_________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 114,000__		(A) or (D)  ___A___		Price 4.44_________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,324,250___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
_______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/4/99_________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __25,000_	(A) or (D)  ___A___		Price 4.50___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,324,250_____________________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
______I________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/5/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

FORM 4 (continued)							Page _6_ of _9_ Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __4,000_	(A) or (D)  ___A___		Price 4.26___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,324,250_____________________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
______I________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/11/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 7,000_		(A) or (D)  ___A___		Price 3.97___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,324,250____________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
_______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/13/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 4,500___		(A) or (D)  ___A___		Price
4.00__________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,324,250__________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
_______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/18/99________

FORM 4 (continued)							Page _7_ of _9_ Pages

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 25,500__		(A) or (D)  ___A___		Price
5.80___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,324,250____________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
_______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/19/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 15,000__		(A) or (D)  ___A___		Price
5.72___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,324,250____________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
_______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/19/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,500___		(A) or (D)  ___A____		Price
5.88____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,324,250___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
_______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

FORM 4 (continued)							Page _8_ of _9_ Pages

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	8/20/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______			_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 10,000__		(A) or (D)  ___A____		Price
5.59_______________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,324,250___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
_______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-
96)

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)
______________________________

2.	Conversion or Exercise Price of Derivative Security
_________________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________________	Amount or Number of Shares
________

FORM 4 (continued)							Page _9_ of _9_ Pages

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
__________________________________________________________________________
_

Explanation of Responses: (1) As Manager of a limited liability company that is a general partner of investment partnerships and an investment adviser for client accounts. (2) The reporting person has only a pro rata interest in the securities with respect to which indirect beneficial ownership is reported and disclaims beneficial ownership of such securities except to the extent of the reporting person's pecuniary interest.

						    Jon D. Gruber			    11/9/99
					**Signature of Reporting Person		Date

**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)



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